Exhibit 107
Calculation of Filing Fee Tables

Form S-8
(Form Type)

Cirrus Logic, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1 - Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee (3)
Equity	Common stock, par value $0.001 per share	Rule 457(c) and Rule 457(h)	2,090,000	$84.02	$175,601,800.00	$92.70 per $1,000,000	$16,278.29
Total Offering Amounts					$175,601,800.00		$16,278.29
Total Fee Offsets							—
Net Fee Due							$16,278.29

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s Common Stock (“Common Stock”) that become issuable under the plans by reason of any stock dividend, stock split, recapitalization or other similar transaction. Number represents shares of Common Stock reserved for issuance under the Cirrus Logic, Inc. 2018 Long Term Incentive Plan, as amended from time to time (the “Plan”). If an award under the Plan expires or terminates for any reason prior to exercise, is forfeited or otherwise returns to the Registrant, the shares of Common Stock not acquired will become available for subsequent issuance under the Plan.

(2)	Estimated solely for purposes of calculating the registration fee in accordance with Rules 457(c) and (h) under the Securities Act. The proposed maximum offering price per share and the proposed maximum aggregate offering price for the 2,090,000 shares being registered hereby is based on a price of $84.02, which is the average of the high and low prices of our Common Stock as reported by the Nasdaq Global Select Market on August 1, 2022.

(3)	Pursuant to General Instruction E to Form S-8, a registration fee is only being paid with respect to the registration of an additional 2,090,000 shares of Common Stock under the Plan.